Exhibit 5.27

November 26, 2008

JPMorgan Chase Capital XXXII

c/o JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Re:	JPMorgan Chase Capital XXXII

Ladies and Gentlemen:

We have acted as special Delaware counsel for JPMorgan Chase & Co., a Delaware corporation (“JPMorgan”), and JPMorgan Chase Capital XXXII, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, copies or forms of the following:

(a) The Certificate of Trust of the Trust (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 7, 2007;

(b) The Trust Agreement of the Trust, dated as of June 7, 2007, among JPMorgan, as depositor, and the trustees of the Trust named therein;

(c) The Amendment No. 3 to Form S-3 Registration Statement, as filed by JPMorgan, Bear Stearns Capital Trust III, Chase Capital II, Chase Capital III, Chase Capital VI, J.P. Morgan Chase Capital X, J.P. Morgan Chase Capital XI, J.P. Morgan Chase Capital XII, JPMorgan Chase Capital XIII, JPMorgan Chase Capital XIV, JPMorgan Chase Capital XV, JPMorgan Chase Capital XVI, JPMorgan Chase Capital XVII, JPMorgan Chase Capital XVIII, JPMorgan Chase Capital XIX, JPMorgan Chase Capital XX, JPMorgan Chase Capital XXI,

JPMorgan Chase Capital XXXII

November 26, 2008

JPMorgan Chase Capital XXII, JPMorgan Chase Capital XXIII, JPMorgan Chase Capital XXIV, JPMorgan Chase Capital XXV, JPMorgan Chase Capital XXVI, JPMorgan Chase Capital XXVII, JPMorgan Chase Capital XXVIII, JPMorgan Chase Capital XXIX, JPMorgan Chase Capital XXX, JPMorgan Chase Capital XXXI, JPMorgan Chase Capital XXXII, Bank One Capital III, Bank One Capital VI and First Chicago NBD Capital I, filed with the Securities and Exchange Commission on or about November 26, 2008 (together with all documents and filings incorporated therein, the “Registration Statement”);

(d) A form of Amended and Restated Trust Agreement of the Trust with respect to the Capital Securities (hereafter, the “Securities”), that may be entered into among JPMorgan, as depositor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust, being Exhibit 4.141 to the Registration Statement (the “Trust Agreement”); and

(e) A Certificate of Good Standing for the Trust, dated November 26, 2008, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that (a) the Trust Agreement is in full force and effect and has not been amended and (b) the Certificate is in full force and effect and has not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents

JPMorgan Chase Capital XXXII

November 26, 2008

examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents (v) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us; (vi) that any amendment or restatement of any document has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time and that any successor party or name change of a party has been accomplished in accordance with applicable law and the documents examined by us, (vii) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (viii) that each Person to whom a Security is to be issued by the Trust (collectively, the “Security Holders”) will receive a certificate (in substantially the form attached as Exhibit B to the Trust Agreement) for such Security and will pay for the Security acquired by it, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Securities will be issued and sold to the Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

2. The Securities represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do

JPMorgan Chase Capital XXXII

November 26, 2008

not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

TJH/tac